Exhibit 23.1

July 20, 2009


To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report dated June 16, 2009 accompanying the audited financial statements of Gallo Solutions, Inc. as of May 31, 2008, in the Form S-1, with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption "Experts"

Very truly yours,



/s/ Kyle L. Tingle
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Kyle L. Tingle, CPA, LLC